Exhibit 4.93

CALL OPTION AGREEMENT

THIS CALL OPTION AGREEMENT is made this 29th day of June, 2005 between:

JAYKAY FINHOLDING (INDIA) PRIVATE LIMITED, a company incorporated under the Companies Act, and having its registered office at 240, Navsari Building, 1st Floor, D.N. Road, Mumbai 400 001, India (“Jaykay”);

AND

USHA MARTIN TELEMATICS LIMITED, a company, incorporated under the Companies Act, 1956 and having its registered office at Apeejay House, C Block, 7th Floor, 15 Park Street, Kolkata 700 016, India (“Telematics”);

together Jaykay and Telematics the “Grantors”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include their successors and permitted assigns of the One Part;

AND

ESSAR TELEHOLDINGS LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at 77 Old No. 56, C.P. Ramaswamy Road, Abhiramapuram, Alwarpet, Chennai 600018, India (the “Grantee”, which expression shall, unless repugnant to the context or meaning hereof, be deemed to mean and include its successors, nominees, transferees and assignees) of the Other Part.

WHEREAS:

A.	Pursuant to certain Term Sheet dated July 05, 2003 (the “Consolidation Term Sheet”) executed by Essar Teleholdings Limited (the Grantee herein), Hutchison Telecommunications International Limited (now known as HTI (1993) Holdings Limited) and Telematics, the parties to the Consolidation Term Sheet agreed to consolidate the cellular operations by way of transfer of their shares in the respective operating companies operated by them, to an Indian Holding Company (therein defined as “Holdco”) in return for shares in Holdco (herein defined as Hutchison Max Telecom Limited (“HMTL”));

B.	This agreement is entered into pursuant to the Consolidation Term Sheet and for the purpose of clarification and to record in more detail the terms of the Equal Valuation Stake for the exercise of the HMTL Option in relation to Max India (“EVS Transfer”) and one of the options therein (“HTEL Option”) and in particular the exercise procedures;

C.	Pursuant to certain discussions, the Grantors and the Grantee have mutually agreed that the additional stake under the EVS Transfer and the HTEL Option equates to 13,724,021 equity shares of HMTL representing 4.0% of the total issued share capital of HMTL comprising 343,100,532 equity shares;

D.	Accordingly, the Grantee may now exercise the HTEL Option and effect the EVS Transfer for an aggregate of 13,724,021 equity shares of HMTL representing 4.0% equity interest in HMTL on the same terms and conditions as set out in the Consolidation Term Sheet.

NOW IT IS AGREED as follows:

1.	INTERPRETATION.

1.1 Definitions. Except as otherwise provided herein, the following words and phrases shall bear the following meanings:

“Completion”	shall mean completion of the sale and purchase of the Transfer Shares in accordance with the Parties’ obligations in this Agreement.

“Encumbrance”	shall mean any charge, mortgage, pledge, equitable interest or assignment by way of security.

“EVS Shares”	shall mean [1,955,673] fully paid up equity shares of Rs.10 each of HMTL comprising 0.57% of the issued share capital of HMTL.

“HMTL”	shall mean Hutchison Max Telecom Limited, a company incorporated under the Companies Act, 1956 and having its registered office at Hutch House, Peninsula Corporate Park, Ganpatrao Kadam Marg, Lower Parel, Mumbai – 400 013.

“Option Shares”	shall mean 11,768,348 fully paid up equity shares of Rs.10 each of HMTL comprising 3.43% of the issued share capital of HMTL.

“Parties”	mean collectively, the Grantors and the Grantee, and individually each as a “Party”.

“Purchase Price”	means Rupees 2,668,429,164, being Rs2,615,060,581 payable to Telematics and Rs53,368,583 payable to Jaykay.

“Rupees” or “INR”	shall mean Indian Rupees, the lawful currency of the Republic of India.

“Transfer Notice”	shall mean a notice in writing issued by the Grantee to the Grantors, during the Transfer Period, stating the Transfer Shares to be acquired at the Purchase Price payable by the Grantee to the Grantors.

“Transfer Period”	shall mean the period expiring at 5pm on the 1st July, 2005.

“Transfer Shares”	shall mean the EVS Shares and the Option Shares which in aggregate are 13,724,021 fully paid up equity shares of Rs.10 each of HMTL comprising 4% of the issued share capital of HMTL comprising 274,480 shares to be transferred by Jaykay and 13,449,541 shares to be transferred by Telematics.

1.2	Rules of Interpretation. While construing any term or provision in this Agreement:

1.2.1 References to Recitals, Clauses, Appendices and Schedules are to the recitals and clauses of, and appendices and schedules to, this Agreement;

1.2.2 Words denoting the singular number only shall include the plural number and vice versa;

1.2.3 Words denoting the masculine gender only shall include the feminine gender;

1.2.4 References to persons shall be deemed to include bodies incorporate and unincorporated;

1.2.5 The Recitals of, and the Appendices to, this Agreement shall be and form an integral part of this Agreement;

1.2.6 Headings in this Agreement are for convenient reference only and shall not be used to construe or interpret this Agreement.

1.3 Inconsistency: In case of any inconsistency between this Agreement and the Consolidation Term Sheet, the provisions of this Agreement sheet will prevail.

2.	TRANSFER OF SHARES

2.1 The Grantee may take transfer of the Transfer Shares by the Grantee giving written notice (the “Transfer Notice”) and tendering banker’s drafts for the Purchase Price during the Transfer Period.

2.2 The Grantee shall have the option, but not the obligation, to purchase the Transfer Shares from the Grantee on the terms and conditions set out in this Agreement.

3.	CONSIDERATION

The consideration payable for the Transfer Shares by the Grantee to the Grantors is the Purchase Price (the “Consideration”).

4.	SALE AND PURCHASE OF THE TRANSFER SHARES

4.1 Upon issue of the Transfer Notice, the Grantors shall sell and the Grantee shall purchase the Transfer Shares together with all rights attaching to them, free from all Encumbrances.

4.2 The Grantors represent and covenant with the Grantee as follows that as at the date of this Agreement:

4.2.1 Each Transfer Share is owned and held, legally and beneficially, by the respective Grantors;

4.2.2 they have the right to sell and transfer the full legal and beneficial interest in the Transfer Shares to the Grantee on the terms set out herein;

4.2.3 the Transfer Shares comprise 13,724,021 equity shares of Rs.10 each face value of HMTL each representing 4.0% of the outstanding equity share capital of HMTL.

5.	COMPLETION - SALE AND PURCHASE

The Completion of the sale and purchase of the Transfer Shares shall take place on the day of the Transfer Notice at the offices of HMTL or at such other place as the Parties shall agree when:

5.1 the Grantors shall deliver to the Grantee depository participant notes from the Grantors’ depository participant evidencing that the Transfer Shares are owned and registered in the name of the Grantors;

5.2 the Grantee shall settle the Consideration in cash by way of two banker’s drafts, one in an amount of Rs 2,615,060,581 payable to Telematics and one for Rs 53,368,583 payable to Jaykay; and

5.3 the sale and purchase of the Transfer Shares shall take place on a “spot delivery basis”.

6.	TERM & TERMINATION

6.1 This Agreement shall be effective on and from the date of execution of this Agreement and shall expire at the end of the Transfer Period.

6.2 If the Grantee does not issue a Transfer Notice by the expiry of the Transfer Period, the HTEL Option will lapse and the Grantors shall be under no obligation thereafter to transfer the Option Shares, but nothing herein shall affect the Grantee’s right to take transfer of the EVS Shares.

7.	PROTECTIVE PROVISIONS

7.1 Protective Provisions. The liability of the Grantors or the validity or enforceability of this Agreement shall not be prejudiced, affected or discharged by:

7.1.1 any deficiency in the powers of either Party to enter into this Agreement or any irregularity in the exercise by the Grantors of its rights;

7.1.2 the insolvency or liquidation or any incapacity, disability or limitation or any change in the constitution or status of the Grantors;

7.1.3 any act, omission, event or circumstance which would or may but for this provision operate to prejudice or affect or discharge this Agreement or the liability of the Grantors under it;

7.1.4 any other matter or thing whatsoever, which operates to restrict the rights of the Grantors under this Agreement.

8.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of Republic of India.

IN WITNESS WHEREOF the Grantors and the Grantee have executed this Agreement the day and year first above written.

GRANTORS
SIGNED for and on behalf of
USHA MARTIN TELEMATICS LIMITED

By:
Title:

SIGNED for and on behalf of
JAYKAY FINHOLDING INDIA (PRIVATE) LIMITED

By:
Title:

GRANTEE

SIGNED for and on behalf of
ESSAR TELEHOLDINGS LIMITED

By:
Title: